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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No. 4)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                       INTERNATIONAL JENSEN INCORPORTED
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      MARC T. TANENBERG, VICE PRESIDENT
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:

        Common Stock, par value $.01 per share
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        5,738,132
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         $11.00 for 2,138,778 shares plus $8.90 for 3,599,354 shares
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

         $55,560,890
        ------------------------------------------------------------------------
     5) Total fee paid:

         $11,113
        ------------------------------------------------------------------------
/x/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

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FOR FURTHER INFORMATION:

AT THE COMPANY:               AT FINANCIAL RELATIONS BOARD - CHICAGO
MARC T. TANENBERG             MIKE ARNETH
VICE PRESIDENT - FINANCE      GENERAL INFORMATION
(847) 317-3700                (312) 266-7800


FOR IMMEDIATE RELEASE
AUGUST 22, 1996

                       INTERNATIONAL JENSEN WINS DELAWARE
                        COURT FIGHT AGAINST EMERSON RADIO


LINCOLNSHIRE, IL AUGUST 21, 1996 -- INTERNATIONAL JENSEN INCORPORATED ("Jensen") (Nasdaq National Market: IJIN) announced today that the Delaware Chancery Court ruled in its favor by denying the motions for preliminary injunction which had been filed by Emerson Radio Corp. and certain Jensen shareholders seeking, among other things, to enjoin Jensen's proposed merger with Recoton Corporation.

     The Delaware Court rejected Emerson's attempt to stop the Recoton transaction. The Court found that an injunction against the Recoton transaction would create a substantial risk of harm to Jensen's shareholders, stating as follows:

          "If [the Recoton] transaction is enjoined, there is a risk that Recoton may depart the scene, leaving only Emerson in the picture. Given the history, there is no demonstrated likelihood that any other bidder will enter the fray. Yet an auction in which Emerson is the only likely bidder creates a plausible risk that in the end there may be no transaction with anyone. That is because Emerson presently has no financing, and there is no showing that Emerson will be able to finance its present bid or any future higher bid if this Court requires the auction process to begin anew."

     The Court also disagreed with Emerson's argument that the auction process was unfair, concluding that the Jensen Special Committee, which evaluated the competing proposals from Recoton and Emerson, "meticulously conducted itself in good faith, was motivated to obtain the highest available value, and at all times sought to act in an informed manner."

     In addition, the Court stated that "for months, the Jensen Special Committee has negotiated with [Recoton and Emerson], and Jensen now has in hand a firm transaction with Recoton at the highest available price that has been offered thus far." In reaching this conclusion, the Court noted that the Emerson proposal to pay $12 per share to the public shareholders (and less to Mr. Shaw and William Blair Leveraged Capital Fund (the "Blair

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Fund")) was not a transaction that was available to the public shareholders due to the fact that Mr. Shaw and the Blair Fund had not agreed to accept less than the public shareholders from Emerson. Accordingly, the Court noted that Mr. Shaw and the Blair Fund would have to be treated equally with the public shareholders in an Emerson transaction and, to do so, the total consideration would have to be reallocated. According to the Court, in "a PRO RATA reallocation, Jensen's public shareholders (as well as Blair Fund and Shaw), would receive $10.34 per share, not the $12 per share [Emerson] claim[s]. That $10.34 per share amount is less than the $11 per share that the public shareholders will receive under the current Recoton/Shaw proposal."

     As previously announced, Jensen's shareholders are scheduled to vote on Recoton's proposal to acquire Jensen for $11.00 per share to Jensen's public shareholders at a special meeting scheduled to occur on Wednesday, August 28, 1996. Upon shareholder approval at that meeting, the Recoton transaction is scheduled to close immediately thereafter.

     In a separate matter of interest, Jensen also learned that Emerson recently filed its Form 10-Q for its fiscal quarter ended June 30, 1996, reporting a loss for the quarter of $4.7 million compared to a loss for the same quarter in the prior fiscal year of $1.4 million.